Exhibit 99(h)(2)

TRANSFER AGENCY AGREEMENT

                                    THIS TRANSFER AGENCY AGREEMENT is made as of this 7th day of November, 2011, by and between FPA Paramount Fund, Inc., a Maryland corporation (the “Company”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (“UMBFS”).

R E C I T A L S:

                                                WHEREAS, the Company is registered under the 1940 Act as an open-end management investment company; and

                                                WHEREAS, the Company desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

A G R E E M E N T S:

                                                NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

                                                In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

                                                1.01                        1940 Act shall mean the Investment Company Act of 1940, as amended.

                                                1.02                        Agreement shall mean this Transfer Agency Agreement.

                                                1.03                        AML Laws shall mean the rules promulgated under the Bank Secrecy Act and Sections 312, 326 and 352 of the USA PATRIOT Act.

                                                1.04                        Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Company, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.

                                                1.05                        Board of Directors shall mean the Board of Directors of the Company.

                                                1.06                        Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Company, or its successor.

                                                1.07                        Articles of Incorporation and By-laws shall mean the Articles of Incorporation and By-laws or other similar operational document of the Company, as the case may be, as the same may be amended from time to time.

                                                1.08                        Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

                                                1.09                        Financial Intermediary shall mean : (i) any broker, dealer, bank, or other person that holds securities issued by the Company, in nominee name; (ii) a unit investment Company or fund that invests in the Company in reliance on section 12(d)(1)(E) of the 1940 Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the Company, a retirement plan’s administrator under section 3(16)(A) of ERISA or any person that maintains the plan’s participant records.

                                                1.10                        Fund shall mean each separate series of Shares offered by the Company representing interests in a separate portfolio of securities and other assets for which the Company has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.

                                                1.11                        Fund Business Day shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

                                                1.12                        Instructions shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS.  Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

                                                1.13                        Prospectus shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) actually received by UMBFS from the Company with respect to which the Company has indicated a registration statement has become effective under the Securities Act and the 1940 Act.

                                                1.14                        Securities Act shall mean the Securities Act of 1933, as amended from time to time.

                                                1.15                        Shares shall mean such shares of beneficial interest, or class thereof, of each respective Fund of the Company as may be issued from time to time.

                                                1.16                        Shareholder shall mean a record owner of Shares of each respective Fund of the Company.

ARTICLE II

APPOINTMENT OF TRANSFER AGENT

                                                2.01                        Appointment.  The Company hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Company during the term of this Agreement with respect to each

Fund listed on Schedule A hereto, and any additional Fund the Company and UMBFS may agree to include on any amended Schedule A.  UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

2.02                        Duties.

                                                                                                A.  UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the “Services”).  UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

                                                                                                B.  UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement; however, UMBFS will provide advance written notice of such appointment to the Fund.

                                                2.03                        Deliveries.

                                                                                                A.  In connection with UMBFS’ appointment as transfer agent and dividend disbursing agent, the Company shall deliver or cause the following documents to be delivered to UMBFS:

                                                                                                                                                (1)                                 A copy of the Articles of Incorporation and By-laws of the Company and all amendments thereto, certified by the Secretary of the Company;

                                                                                                                                                (2)                                 A certificate signed by the President and Secretary of the Company specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such shares are fully paid and non-assessable, and the status of the Shares under the Securities Act and any other applicable federal law or regulation;

                                                                                                                                                (3)                                 A certified copy of the resolutions of the Board of Directors of the Company appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Company;

                                                                                                                                                (4)                                 Copies of the Company’s Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Company with the Securities and Exchange Commission under the Securities Act and the 1940 Act, together with any applications filed in connection therewith;     and

                                                                                                                                                (5)                                 The certificate required by Section 8.01 of this Agreement, signed by an officer of the Company and designating the names of the Company’s initial Authorized Persons.

                                                                                                C.                                    The Company agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Company’s expense, all of its Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

ARTICLE III

COMPENSATION & EXPENSES

3.01                        Compensation. As compensation for the performance of the Services, the Company agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend Schedule C to include fees for any additional services requested by the Company, enhancements to current Services, or to add Funds for which UMBFS has been retained.  Fees for services not set forth on Schedule C shall be negotiated on a case-by-case basis.

3.02                        Expenses.  The Company also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement.  Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto.  If requested by UMBFS, out-of-pocket expenses are payable in advance.  Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date.  In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

3.03                        Payment Procedures.

A. The Company agrees to pay all amounts due hereunder within thirty (30) days of the date of receipt by the Fund of the statement for such Services (the “Due Date”).  Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS).  UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Company for payment of reimbursable out-of-pocket expenses.

B.  In the event that UMBFS does not receive any amounts due hereunder by the Due Date, UMBFS may impose and the Company agrees to pay any such late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Company’s late payment.

C. In the event that any charges are disputed, the Company shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith.  Payment for such disputed charges shall be due on or before the close of the thirtieth (30th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”).  Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

ARTICLE IV

PROCESSING AND PROCEDURES

                                                4.01                        Issuance, Redemption and Transfer of Shares

                                                                                                A. UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund via postal mail, telephone or personal delivery on each Fund Business Day in accordance with such Fund’s Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by the Company.  UMBFS shall, as of the time at which the net asset value of each Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund.  UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Company in connection with the issuance of any Shares in accordance with this Agreement.  UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification.  Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.

                                                                                                B.  Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s redemption and payment procedures described in the Prospectus.

                                                                                                C.  Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption.  With respect to Share certificates, UMBFS will only redeem Shares upon presentation to UMBFS of Share Certificates and instructions endorsed for redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such redemption.  UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the Share certificate (redemption only), or instructions are valid and genuine.  For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an “Eligible Guarantor Institution” as that term is defined by SEC Rule 17Ad-15.  UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption.  UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Company in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws.  Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

                                                                                                D.  Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

                                                                                                E.  In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus.  It is understood that certificates for Shares will not be offered by the Company or available to investors.

                                                                                                F.  UMBFS and the Company shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus.  UMBFS may establish such additional procedures, rules and regulations governing the redemption of Share certificates, or the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice.  UMBFS shall not be liable, and shall be held harmless by the Company, for its actions or omissions which are consistent with the foregoing procedures.

                                                                                                G.  The Company agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

                                                4.02                        Dividends and Distributions.

                                                                                                A.  The Company shall give or cause to be given to UMBFS a copy of a resolution of its Board of Directors, that either:

                                                                                                (i)  sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

                                                                                                (ii)  authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

                                                                                                B.  In connection with a reinvestment of a dividend or distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

                                                                                                C.  Upon the mail date specified in such certificate or resolution, as the case may be, the Company shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date.  UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date.  UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph.  If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Company, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

                                                                                                D.  It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement.  It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

                                                4.03                        Records.

                                                                                                A.  UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act.  UMBFS shall only destroy records at the direction of the Company, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30).  UMBFS may deliver to the Company from time to time at UMBFS’ discretion, for safekeeping or disposition by the Company in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations.  The Company shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.  To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Company pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Company, shall be made available upon request for inspection by the officers, employees, and auditors of the Company, and shall be delivered to the Company promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Company.  Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

                                                                                                B.  UMBFS agrees to keep all records and other information relative to the Funds’ Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Company, a Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account, or (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions, or (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information.  In case of any requests or demands for inspection of the records of the Funds, UMBFS will endeavor to notify the Company promptly and to secure instructions from a representative of the Company as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

ARTICLE V

REPRESENTATION AND WARRANTIES

                                                5.01                        Representations of Company.  The Company represents and warrants to UMBFS that:

                                                                                                A.  It is a corporation duly organized and existing under the laws of the State of Maryland; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                                                                                                B.  Any officer of the Company has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

                                                                                                C.  It is duly registered as an investment company under the 1940 Act.

                                                                                                D.  A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Company being offered for sale.

                                                                                                E.  All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Company’s Articles of Incorporation, By-laws and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

                                                                                                F.   All shareholder tax reporting has been completed timely and accurately, including the distribution of Forms 5498s for the 2010 tax year.

                                                                                                G.   The Funds, and all shareholder accounts, are in balance and all accounts reconciled and current as of the date of this Agreement, and (1) there are no outstanding issues relating to transfer agent activities and shareholder and Company record keeping, including those related to shareholder accounts and transaction activity, and (2) there are no existing or potential claims, litigation or demands by shareholders or others relating to the Company, or any of the Funds or their officers or Directors, except as disclosed in writing and dated as of the date of this Agreement to UMBFS.

                                                5.02                        Representations of UMBFS.  UMBFS represents and warrants to the Company that:

                                                                                                A.  It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

                                                                                                B.  It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

                                                                                                C.  It has received a copy of each Fund’s Prospectus which describes how sales and redemptions of Shares shall be made.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

                                                6.01                        Information Updates.  During the term of this Agreement the Company shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement; and (ii) a copy of each Fund’s currently effective Prospectus.  For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until it is actually received by UMBFS.

6.02                        Share Qualification.  The Company agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification.  If the Company receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Company will give prompt notice thereof to UMBFS.

                                                6.03                        Compliance with Laws.  The Company will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

                                                6.04                        Additional Duties.  The Company agrees that it shall provide reasonable notice to UMBFS prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

                                                6.05                        Transfer Agent System.  UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Company hereunder.

                                                6.06                        Disaster Recovery and Business Continuity Plan and Computer System.  UMBFS shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Fund’s reasonable request, UMBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services hereunder.

ARTICLE VII

AML DELEGATION

                                                7.01                        Background.                       In order to assist its transfer agent clients with their anti-money laundering responsibilities under the AML Laws, UMBFS offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity, assist in the verification of persons opening accounts with the Company and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“Monitoring Activities”). In connection with the Monitoring Activities, UMBFS may encounter shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”). The Company has, after review, selected various procedures and tools offered by UMBFS to comply with its anti-money laundering and customer identification program obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Company.

                                                7.02                        Delegation.

                                                                        A.                        The Company acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Company has determined that they, as part of the Company’s overall anti-money laundering program, are reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws.  Based on this determination, the Company hereby instructs and directs UMBFS to implement the AML Procedures on its behalf, as such may be amended or revised from time to time.  The customer identification verification component of the AML Procedures applies only to shareholders who are residents of the United States.

                                                                        B.                        The Company hereby delegates to UMBFS the authority to report suspicious transactions encountered during the course of UMBFS’ Monitoring Activities (“Suspicious Activity”) to FinCEN.  For purposes of this Article VII, the term Suspicious Activity shall mean and include any transaction which requires reporting under 31 CFR §103.15(a)(2).

7.03                        SAR Filing Procedures.

                                                                        A. When UMBFS observes any Suspicious Activity, UMBFS shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Company’s AML officer for review.  UMBFS shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with the intent to satisfy the reporting obligation of both UMBFS and the Company.  Accordingly, the SAR shall include the name of both UMBFS and the Company, and shall include the words, “joint filing” in the narrative section.

B.  The Company’s AML officer shall review the SAR and provide comments, if any, to UMBFS within a time frame sufficient to permit UMBFS to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3).  Upon receipt of final approval, UMBFS shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

C.  UMBFS shall provide to the Company a copy of each SAR filed, together with supporting documentation.  In addition, UMBFS shall maintain a copy of the same for a period of five (5) years from the date of the SAR filing.

D.            Nothing in this Article VII shall prevent either party from making a determination that such party has an obligation under the Act to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

7.04                        Amendment to Procedures.  It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Company based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering responsibilities.

                        7.05                        Reporting.  UMBFS agrees to provide to the Company (i)  prompt notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Company, (ii) prompt notification of any true and complete match of a Fund’s shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list, (iii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS’ anti-money laundering monitoring on behalf of the Company as provided in this Article VII, (iv) any action taken in response to anti-money laundering violations as described in (i) or (ii); and (v) quarterly reports of its monitoring and verification activities on behalf of the Company.  UMBFS shall provide such other reports on the verification activities conducted at the direction of the Company as may be agreed to from time to time by UMBFS and the Company’s anti-money laundering compliance officer.

7.06        Inspection.  The Company hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS’ implementation of the AML Procedures on behalf of the Company, as they may request, and (2) permit such federal regulators to inspect UMBFS’ implementation of the AML Procedures on behalf of the Company.

ARTICLE VIII

COMPANY INSTRUCTIONS

                8.01        Authorized Persons.  Upon the execution of this Agreement, the Company shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS.  Any officer of the Company shall be considered an Authorized Person (unless such authority is limited in a writing from the Company and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time.  The Company shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Company.

                8.02        Acceptance of Instructions.  UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Company only if such representative is an Authorized Person.  The Company agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

                8.03        Request for Instructions.  At any time, UMBFS may request Instructions from the Company with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Company at the expense of the Company, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

ARTICLE IX

RULE 22c-2 MONITORING

                9.01        Background.  Rule 22c-2 of the 1940 Act requires the Company to obtain and analyze information about the trading activity of shareholders investing through Financial Intermediaries on an undisclosed basis (“Shareholder Information”) for the purpose of assisting the Company in implementing its policies on frequent trading of Fund shares. In its capacity as transfer agent, UMBFS has access to Shareholder Information through the SunGard Transaction Network 22c-2 Service Solution (“STN 22c-2 Service System”)

9.02        Monitoring Procedures.

A.           The Company has adopted policies concerning the frequent trading of its shares.  For the purpose of implementing Rule 22c-2, the Company has adopted criteria designed to detect frequent trading activity (“Monitoring Procedures”) and has communicated such criteria to UMBFS.

B.          The Company hereby instructs and directs UMBFS to implement the Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

9.03        Shareholder Information Agreements.  Rule 22c-2 requires the Company to have in place a written agreement with each shareholder that is a Financial Intermediary.   The Company has previously approved a form of Shareholder Information Agreement for UMBFS’ use (“SIA”). UMBFS will enter into an SIA in its capacity as transfer agent for the Company with each Financial Intermediary that opens an account with the Company (or will do so in the case of Financial Intermediaries that open an account with the Company in the future).  In the event a Financial Intermediary tenders a form of SIA materially different from the form of SIA approved by the Company, the Company will be responsible for reviewing and negotiating such SIA.

9.04        Information Requests.  UMBFS will inform the Company each time the Monitoring Procedures indicate frequent trading activity in the Funds.  Upon each such occurrence, UMBFS and the Company will review the trading information, together with such other information as UMBFS and the Company deem relevant, to determine whether additional information should be requested.  UMBFS will submit information requests to Financial Intermediaries in accordance with the Company’s Monitoring Procedures or as otherwise directed by the Company.  When such additional information is obtained from the Financial Intermediary, UMBFS will forward the information to the Company for further consideration.

9.05        Implementation of Trading Restrictions.  In the event the Company determines that a trading restriction should be applied, UMBFS shall instruct the Financial Intermediary to implement the appropriate restrictions as articulated by the Company.

9.06        Record Retention.  UMBFS shall maintain, in an easily accessible place, a copy of each shareholder information agreement (“SIA”) in its possession for no less than six years beyond the termination date of such SIA or for such period that UMBFS provides transfer agency services under the Agreement, whichever is shorter.

9.07        STN 22c-2 Service System.  The Company acknowledges that UMBFS’ provision of the services contemplated in this Article IX in part depends on UMBFS’ use of a proprietary technology solution developed by SunGard Institutional Brokerage, Inc. (“SunGard”).  UMBFS may provide the Company with access to the STN 22c-2 Service System for the sole purpose of reviewing shareholder trading activity to identify frequent trading in shares of the Funds.  Therefore, the Company hereby agrees to the following:

A.            Any access to software made available to the Company in connection with the provision of services under this Article IX, including, without limitation, the STN 22c-2 Service System, is licensed, not sold, and SunGard and/or UMBFS (and their affiliates) shall retain all right, title and interest in such software.  The Company is granted a nonexclusive, limited license to use the software for the sole and limited purpose described in this Article IX.  Such license shall immediately terminate upon termination of this Agreement.  In addition, any license to use the STN 22c-2 Service System shall immediately terminate in the event that UMBFS’ license to use the STN 22c-2 Service System is terminated.  Upon termination of any such software license, the Company will discontinue all use of the STN 22c-2 Service System and any written documentation provided to the Company by UMBFS or SunGard.  The Company agrees to assist UMBFS with its obligations to return STN 22c-2 Service System materials resulting from termination of the license.

B.            The Company shall maintain in connection with its access to the STN 22c-2 Service System, reasonable access controls and system security requirements necessary to protect the confidentiality and intellectual property rights of SunGard in the STN 22c-2 Service System.  The Company agrees that any contractors hired by the Company with access to the STN 22c-2 Service System shall enter into a confidentiality agreement concerning such access.

C.  DISCLAIMER.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE IX, ANY ACCESS TO THE STN 22c-2 SERVICE SYSTEM IS PROVIDED ON AN “AS IS” BASIS. UMBFS MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT.  UMBFS SHALL HAVE NO LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

                10.01      Limitation of Liability.  Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBFS from an Authorized Person of the Company or from a representative of any of the parties referenced in Section 12.09, or (2) any action taken or omission by a Fund, the Company, investment adviser(s) or any past or current service provider.

                10.02      Indemnification by the Company. The Company agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (“UMBFS Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to any of the following:

A.        any action or omission of UMBFS except to the extent a Claim resulted from UMBFS’ willful misfeasance, bad faith, or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

B.        UMBFS’ reliance on, implementation of, or use, without investigation or verification,  of information, data, records and documents received by UMBFS from the Company, or from a representative of any of the parties referenced in Section 12.09;

C.        the reliance on, or the implementation of, any Instructions or any other advice, instructions, requests or directions of the Company or from a representative of any of the parties referenced in Section 12.09;

D.        UMBFS’ acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Company;

E.        any action taken by or omission of the Company, investment adviser or sub-adviser(s) or any past or current service provider;

F.         the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS’ or its affiliates’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS’ or its affiliates’ willful misfeasance, bad faith or gross negligence.

G.        the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or

H.        the Company’s refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Company’s negligence or misconduct or breach of any representation or warranty of the Company made herein.

                10.03      Indemnification by UMBFS. UMBFS agrees to indemnify and hold harmless the Company, its employees, agents, officers, Directors, affiliates and nominees (“Company Indemnified Parties”) from and against any and all Claims arising out of or in any way relating to UMBFS’ willful misfeasance, bad faith, or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

                10.04      Indemnification Procedures.  UMBFS will notify the Company promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Company may be required to indemnify or hold UMBFS harmless hereunder.  In such event, the Company shall have the option to defend UMBFS against any Claim, and, in the event that the Company so elects, such defense shall be conducted by counsel chosen by the Company and approved by UMBFS in its reasonable discretion.  UMBFS shall not confess any Claim or make any compromise in any case in which the Company will be asked to provide indemnification, except with the Company’s prior written consent.  The obligations of the parties under Sections 10.02 and 10.03 shall survive the termination of this Agreement.

                10.05      Force Majeure.  UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS’ control.

                10.06      Consequential Damages.  In no event and under no circumstances shall either party, their affiliates or any of their officers, directors, Directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

                10.07      Additional Limitations and Exclusions.  Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                                A.  The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Company, as the case may be, to request such sale or issuance;

                                B.  The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Company, as the case may be, to request such transfer or redemption;

                                C.  The legality of the declaration of any dividend by the Company, or the legality of the issue of any Shares in payment of any stock dividend; or

                                D.   The legality of any recapitalization or readjustment of Shares.

ARTICLE XI

TERM AND TERMINATION

                11.01          Term.  This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.  This Agreement shall continue in effect with respect to each Fund until November 7, 2014 (the “Initial Term”) and shall continue in force thereafter.

                11.02      Termination.   Either party may terminate this Agreement at the end of the Initial Term or any time thereafter by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective.  In the event such notice is given by the Company pursuant to this Section 11.02, it shall be accompanied by a written notice by an Authorized Person of the Fund electing to terminate this Agreement and designating the successor transfer agent or transfer agents.  In the event such notice is given by UMBFS, the Company shall on or before the termination date, deliver to UMBFS a written notice by an Authorized Person of the Fund designating a successor transfer agent or transfer agents.  In the absence of such designation by the Company, the Company shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.  Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Company upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

                11.03      Effect of Termination.  Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Company, UMBFS shall deliver the records of the Company to the Company or its successor transfer agent in a form that is consistent with UMBFS’ applicable license agreements at the expense of the Company, and thereafter the Company or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations.  The Company shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a)  out-of-pocket expenses; (b) any custom programming requested by the Company in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Company transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS.  In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Company and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Company.  UMBFS shall not reduce the level of service provided to the Company prior to termination following notice of termination by the Company.

ARTICLE XII

MISCELLANEOUS

                12.01      Notices.  Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: General Counsel

If to the Company:	FPA Funds
11400 W. Olympic Blvd., Suite 1200
Los Angeles, CA 90064
Attention: J. Richard Atwood

                12.02      Amendments/Assignments.

                                A.  Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

                                B.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.  This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Company and except as provided in Section 2.02.

                12.03      Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

                12.04      Severability.  If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

                12.05      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

                12.06      Non-Exclusivity; Other Agreements.  The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others.  Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

                12.07      Captions.  The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                12.08      Company Limitations.  This Agreement is executed by the Company with respect to each of the Funds and the obligations hereunder are not binding upon any of the Directors, officers or shareholders of the Company individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Company under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.  The Fund’s Articles of Incorporation is on file with the State of Maryland.

                12.09      Reliance on Information and Instructions. The Directors of the Company shall cause the officers, Directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMBFS and to provide UMBFS with such reasonable information and documents as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder.  In connection with its duties hereunder, UMBFS shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBFS by an Authorized Person of the Funds or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Company. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Company, investment adviser(s) or service provider until receipt of written notice thereof from the Company.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.		FPA PARAMOUNT FUND, INC

By:		By:
	(Signature)		(Signature)

	(Name)		(Name)

	(Title)		(Title)

	(Date Signed)		(Date Signed)

Schedule A

to the

Transfer Agency Agreement

by and between

FPA Paramount Fund, Inc.

and

UMB Fund Services, Inc.

NAMES OF FUNDS

FPA Paramount Fund, Inc.

Schedule B

to the

Transfer Agency Agreement

by and between

FPA Paramount Fund, Inc.

and

UMB Fund Services, Inc.

SERVICE SCHEDULE

•                  Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

•                  Make personal follow-up calls to prospects who return incomplete applications

•                  Store account documents electronically

•                  Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

•                  Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree

•                  Process dividend payments by check, wire or ACH, or reinvest dividends

•                  Issue daily transaction confirmations and monthly or quarterly statements

•                  Issue comprehensive clerical confirmation statements for maintenance transactions

•                  Provide cost basis statements

•                  Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

•                  Implement the Company’s AML Procedures as contemplated by Article VII

•                  Assist the Company in complying with Federal Trade Commission Rule 681.2 adopted under the Fair Credit Reporting Act (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Company’s identity theft prevention program and reporting any possible instances of identity theft to the Company.

•                  File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

•                  Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

•                  Calculate 12b-1 plan fees

•                  Provide standards to structure forms and applications for efficient processing

•                  Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

•                  Provide basic report access

•                  Conduct periodic Postal clean-up

The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

Optional Services

The Funds may contract with UMBFS to provide one or more of the following optional services.  Additional fees apply.

•                  UMBFS’ Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

•                  UMBISG VRU services (per fund group)

•                  Shareholder “welcome” packages with initial confirmation

•                  Access to UMBFS’ Tax and Retirement Group to answer questions and coordinate retirement plan options

•                  Money market funds for short-term investment or exchanges

•                  Dedicated service representatives

•                  Weekend and holiday shareholder services

•                  Customized reorder form tracking

•                  Give dealers access through NSCC’s Fund/SERV and Networking

•                  Customized forms and applications

•                  Training of adviser staff on regulatory developments

Schedule C

to the

Transfer Agent Agreement

by and between

FPA Paramount Fund, Inc.

and

UMB Fund Services, Inc.

FEES

Base Fee
•	Annual base fee, per fund	$20,000
•	Share classes in addition to the first (per month, per class)	$500

Account Fees
•	Open account fee:
	• Quarterly/annual dividend funds	$12.00
	• Monthly dividend funds	$12.00
	• Daily dividend funds	$12.00
	• Matrix level 3 accounts	$8.50
•	Closed account fee (per year)	$3.00
•	One-time set-up (manual, per account)	$3.00
•	One-time set-up (automated NSCC, per account)	$1.50
•	Transaction fee (e.g., financial, maintenance)	$2.00
•	Automated transactions*	$.35

	*includes NSCC activity processing, AIP/SWP/auto exchanges, dividends, any required IRS withholding

USA PATRIOT Act & Escheatment Fees
•	Per fund (per year)	$1,000
•	Additional account set-up (per non-individual account)*	$1.00
•	Suspicious Activity Report filing (per occurrence)	$25.00
•	Escheatment filing (per state)	$50.00

*e.g., business account, trust account, partnership account, etc.

CCO Support Services(1)
Annual fee per fund family		$1,500

Retirement Accounts (IRA / Roth / Others)
•	Annual maintenance fee per account (may be charged to shareholders)	$15.00
•	IRA transfer/rollover/recharacterization/RMD fee (per occurrence)	$15.00

Advanced Reporting Solutions(1)
•	Annual maintenance fee*	$5,000
•	Additional interactive user license (per license per year)	$1,000

•	Analyst named user license (per license per year)	$2,500

*Annual maintenance fee includes initial setup costs plus one interactive user license

Shareholder Services
•	Telephone calls, letters/e-mails, research/lost shareholder (per occurrence)	$3.00

Document Services
•	Standard applications and forms in electronic format	no charge
•	Customized forms	as quoted
•	Pre-printed, machine-ready statement inserts (per item)	$.03
•	Standard single-sided statement/confirm/tax form/check (per item including .pdf)
	• First page	$.30
	• Each additional page	$.15

Programming and Special Project Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, VPN/VNET fees, retirement plan documents, proxies and proxy services, NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

Optional Services

Money Market Exchange Vehicles(1)
•	Exception check writing (per set definition, per occurrence)	$2.00
•	One-time set-up fee per money market fund used	$2,000
•	Monthly base fee per money market fund used	$650

NSCC and Fund/SERV Trading(1)
Use of UMB Distribution Services, LLC’s NSCC membership (per fund, per year)
•	Each of first three funds in fund family	$2,000
•	Each additional fund	$1,000

VRU Services(1)
•	One-time VRU set-up fee	$3,500
•	Annual VRU maintenance fee	$2,500
•	VRU charge (per call)	$.40

Internet Services(1)
•	Broker Browser
	•	One-time set-up fee (standard)	$1,500
	•	Inquiry	no charge

•	Shareholder Browser
	•	One-time set-up fee	$7,500
	•	Annual maintenance fee – up to 50,000 accounts	$7,500
	•	Annual maintenance fee – over 50,000 accounts	$15,000
	•	Inquiry (per occurrence)	$.15
	•	New account set-up, one-time fee per account	$2.50
	•	Transactions* and account maintenance (per occurrence)	$.50

*additional purchases, exchanges and redemptions

•	Web-based document mailings*
	•	One-time set-up fee	$4,000
	•	Annual maintenance fee	$1,500
	•	Per shareholder, per mailing	$.15

*statements, prospectuses, financial reports, etc.

Rule 22c-2 Service Fees(1)

One-time Set-up Fee
Per fund family	$5,000

Annual Management Fee for STN 22c-2 Services
Per CUSIP (billed monthly)	$3,000/yr.*

*Subject to a minimum of $5,000 per year, per fund family

The Annual Management Fee applies to UMB Fund Services’ review and reporting of exception items. Additional reports or requests for data that are outside of the exception-based reporting process are deemed special projects billed at the rate shown in this fee schedule.

Out-of-Pocket Expenses
•	One-time fee to initiate STN 22c-2, per fund family		$2,000
•	Monthly fee for STN 22c-2 services

The monthly fee is based on number of CUSIPs participating at time of service initiation. Pricing will increase or decrease based on CUSIP count annually (or more frequently upon occurrence of a merger or similar event) to the appropriate tier based on number of CUSIPs at time of adjustment:

	•	0–15 CUSIPS with up to 750,000 stored records	$700/mo.
	•	16–30 CUSIPS with up to 1.5 million stored records	$1,000/mo.
	•	30+ CUSIPS with up to $2.5 million stored records	$1,200/mo.

A fee of $250 per month will be charged for each additional million records stored beyond the number included as part of the monthly fee.

The above out-of-pocket expenses will increase to the extent that SunGard increases its pricing under the contract between UMB Fund Services and SunGard.

In addition to the fees noted above, certain third-party fees and expenses (including NSCC charges) may be billed directly by the applicable third-party provider or passed through by UMB Fund Services.

(1)“Fund family” fees and expenses listed represent fees and expenses for all mutual funds advised by First Pacific Advisors and serviced under an active Transfer Agency Agreement with UMB Fund Services, which such funds together shall be treated as a “fund family” for the purposes of computing such fees.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule D

to the

Transfer Agent Agreement

by and between

FPA Paramount Fund, Inc.

and

UMB Fund Services, Inc.

RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds